EXHIBIT 99.1

Edgewater Announces Extension of Stock Repurchase Program and $5.0 Million Increase to Repurchase Authorization

WAKEFIELD, Mass., Sept. 9, 2011 (GLOBE NEWSWIRE) -- Edgewater Technology, Inc. (Nasdaq:EDGW) (www.edgewater.com) ("Edgewater" or the "Company"), a strategic consulting firm that brings a synergistic blend of business advisory and product-based consulting services to its clients, announced today that its Board of Directors has approved an extension of the Company's stock repurchase program (the "Repurchase Program") to September 21, 2012 (the "Extended Repurchase Program"). The Repurchase Program, which was originally announced in December 2007, and was subsequently amended, allows for the repurchase of up to $8.5 million of the Company's common stock (the "Repurchase Authorization"). The Extended Repurchase Program will increase the amount of the Repurchase Authorization by $5.0 million, increasing the cumulative Repurchase Authorization from $8.5 million to $13.5 million. To date the Company has repurchased approximately $8.5 million of its shares, leaving a remaining authorization of approximately $5.0 million.

Shirley Singleton, Edgewater's Chairman, President and Chief Executive Officer, commented, "As we have stated in the past, we do not believe that the current value of our stock reflects the underlying long-term value of the Company. We believe that repurchasing our common stock is a sound investment. We view the continuation of our stock repurchase program as a way to enhance shareholder value."

Under the Extended Repurchase Program, the Company's common stock may be purchased from time-to-time on the open market or through privately negotiated transactions. The timing and amount of the purchases will be based upon market conditions, securities law considerations and other factors. The Extended Repurchase Program does not obligate the Company to acquire a specific number of shares in any period and may be modified, suspended, extended or discontinued at any time, without prior notice.

Repurchased common shares will be held as treasury shares, a portion of which may be used to satisfy the Company's current and near term requirements under its equity incentive and other benefit plans.

About Edgewater

Edgewater is a strategic consulting firm that brings a synergistic blend of advisory and product-based consulting services to our client base. Headquartered in Wakefield, Massachusetts, we typically go to market both vertically by industry and horizontally by product and technology specialty and provide our clients with a wide range of business and technology offerings. We work with clients to reduce costs, improve process and increase revenue through the judicious use of technology.

Edgewater provides services under brand names such as Edgewater Technology, Edgewater Ranzal, Edgewater Fullscope and Edgewater SAP. To learn more, visit www.edgewater.com or call 800-410-4014.

The Edgewater Technology logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3783

CONTACT: Timothy R. Oakes, Chief Financial Officer
         Russell Smith, Senior Vice President / Investor Relations
         (781) 246-3343
         ir@edgewater.com